Exhibit 4.2
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
     This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of April 26, 2006, by and among Omniture, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A attached hereto (the “Investors”), the persons and entities listed on Exhibit B attached hereto (the “Founders”) and the persons and entities listed on Exhibit C attached hereto (the “Additional Holders”).
     WHEREAS, certain of the Investors (the “Prior Investors”) are holders of outstanding shares of the Company’s Series A-1 Preferred Stock (“Series A-1 Stock”), Series A-2 Preferred Stock (“Series A-2 Stock”), Series A-3 Preferred Stock (“Series A-3 Stock”), Series A-4.1 Preferred Stock (“Series A-4.1 Stock”), Series A-5 Preferred Stock (“Series A-5 Stock”), Series B Preferred Stock (“Series B Stock”), Series B-1 Preferred Stock (“Series B-1 Stock”), Series B-2 Preferred Stock (“Series B-2 Stock”), Series C Preferred Stock and Series C-1 Preferred Stock (collectively, “Series C Stock”);
     WHEREAS, the Prior Investors have been granted certain registration rights under the Amended and Restated Registration Rights Agreement dated as of March 27, 2006 (the “Prior Rights Agreement”);
     WHEREAS, the Company, the Prior Investors and the Founders desire to enter into this Agreement in order to amend, restate and replace their rights and obligations under the Prior Rights Agreement with the rights and obligations set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
     1. REGISTRATION RIGHTS.
          1.1 Definitions. For purposes of this Section 1:
               (a) Registration. The terms “register, “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.
               (b) Registrable Securities. The term “Registrable Securities” means (1) all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Preferred Stock that are now owned or may hereafter be acquired by any Investor or any Investor’s permitted successors and assigns; (2) all the shares of Common Stock of the Company held by the Founders that are now owned or may hereafter be acquired by any Founder or any Founder’s permitted successors and assigns (the “Founders’ Shares”); (3) all the shares of Common Stock of the Company held (or issuable upon the conversion or exercise of any warrant, right or other security which is held) by the Additional Holders as of the date of this Agreement (the “Additional Holders’ Shares”); and (4) any shares of Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1), (2) or (3) of this Section 1.1(b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 1.11 hereof, the holders are no longer entitled to registration rights pursuant to Sections 1.2, 1.3 or 1.4 hereof; provided, however, that notwithstanding anything herein to the contrary, the Founders’ Shares and any shares of Common Stock described in clause (4) of this Section 1.1(b) that are issued in respect of any Founders’ Shares (which with the Founders’ Shares are collectively hereinafter referred to as the “Founder Excluded Shares”), shall not be counted as Registrable Securities entitling the Founders to be an Initiating Holder for purposes of Section 1.2 of this Agreement; provided, further that notwithstanding anything herein to the contrary, the Additional Holders’ Shares and any shares of Common Stock described in clause (4) of this Section 1.1(b) that are issued in respect of any Additional Holders’ Shares (which with the Additional Holders’ Shares are collectively hereinafter referred to as the “Additional Holders Excluded Shares”), shall not be counted as Registrable Securities entitling the Additional Holders to be an Initiating Holder for purposes of Section 1.2 of this Agreement.
               (c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.
               (d) Holder. The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided, further, that a holder of Founder Excluded Shares (as defined in Section 1.1(b)) or Additional Holders Excluded Shares (as defined in Section 1.1(b)) shall not be a Holder with respect to such Founder Excluded Shares or Additional Holders Excluded Shares for purposes of Section 1.2 of this Agreement; and provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
               (e) Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
               (f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

          1.2 Demand Registration.
               (a) Request by Holders. If the Company shall receive at any time after six (6) months after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Securities Act, a written request from the Holders of at least 25% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 1.2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and effect, as soon as practicable (but in no event more than ninety (90) days following the request from the Initiating Holders to register such shares), the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 1; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $7,500,000.
               (b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
               (c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 1.2.
               (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 1.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its Founders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period and shall not register shares for its own account or the account of others during such 90-day period.
               (e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one (1) counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. However, each Holder participating in a registration pursuant to this Section 1.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering (but excluding all out-of-pocket expenses as described in the underwriting agreement). Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 1.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration rights pursuant to this Section 1.2.
          1.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 1.2 or Section 1.4 of this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities,) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 1.3 shall not apply with respect to the Additional Holders and the Additional Holders’ Excluded Shares in connection with any registration statement (including any amendments or supplements to any such registration statement) filed in connection with the Company’s initial public offering of its securities pursuant to a registration statement filed under the Securities Act.
               (a) Underwriting. If a registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, next to Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the number of Registrable Securities each such Holder has requested to be included in the registration; provided, however., that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that: (i) the number of Registrable Securities held by the Investors included in any such registration is not reduced below 25% of the shares included in the registration, except for a registration relating to the Company’s initial public offering, from which all Registrable Securities may be excluded; and (ii) all shares that are not Registrable Securities shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 3.1 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and Founders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
               (b) Expenses. All expenses incurred in connection with the first registration pursuant to this Section 1.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one (1) counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. However, each Holder participating in a registration pursuant to this Section 1.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering (but excluding all out-of- pocket expenses as described in the underwriting agreement), and with respect to any registrations beyond the first one under this Section 1.3, any registration and qualifications fees, printers’ and accounting fees, and any fees and disbursements of any counsel for the participating Holders.
          1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:
               (a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.
               (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:
                    (1) if Form S-3 is not available for such offering;
                    (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $3,000,000;
                    (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its Founders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4, but shall not register shares for its own account or the account of others during such ninety (90) day period;

                    (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; or
                    (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
               (c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 1.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with the first registration requested pursuant to this Section 1.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders and counsel for the Company. However, each Holder participating in a registration pursuant to this Section 1.4 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering (but excluding all out-of- pocket expenses as described in the underwriting agreement), and with respect to any registration beyond the first one under this Section 1.4, any registration and qualification fees, printers’ and accounting fees, and any fees and disbursements of any counsel for the participating Holders.
               (d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 1.2 above.
          1.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:
               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.
               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
               (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

               (d) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.
               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
               (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective: (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
          1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.2, 1.3 or 1.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.
          1.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
          1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.2, 1.3 or 1.4:

               (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, managing members, officers, employees and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations” and, individually, a “Violation”): (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement. The Company will reimburse each such Holder, partner, member, managing member, officer, employee or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them as such expenses are incurred. Such expenses shall be paid within three months after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent such Violation occurred in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.
               (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, managing members, directors, employees or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, employee or controlling person, underwriter or other such Holder, partner or director, member, managing member, officer, employee or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of any Violation, in each case to the extent (and only to the extent) that such Violation occurred in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, member, managing member, officer, employee, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred. Such expenses shall be paid within three months after a request for reimbursement has been received by the indemnifying Holder, provided, however, that the indemnity agreement contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this Section 1.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
               (c) Notice. Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8 only to the extent of such prejudice, and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.
               (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.
               (e) Contribution. If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to sales under such registration statement less any amounts paid pursuant to Section 1.8(b); and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
               (f) Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.
               (g) Survival. The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.
          1.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (except for shares acquired on the public market and shares included in the first registration statement of the Company filed under the Securities Act and other than transfers to donees or partners of the Holder who agree to be similarly bound) for up to 90 days following the effective date of any registration statement of the Company filed under the Securities Act (or 180 days following the effective date of the first registration statement of the Company filed under the Securities Act); provided, however, that:
               (a) all officers and directors of the Company then holding Common Stock of the Company and all stockholders holding in the aggregate at least 1% of the total equity of the Company, enter into similar agreements; and
               (b) if any Holder is released from the obligations of this Section 1.9, then all Holders shall be similarly released on a pro rata basis.
For purposes of this Section 1.9, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

          1.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:
               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
               (b) Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
               (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).
          1.11 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 1.2 through 1.4 with respect to the earlier of: (a) any request or requests for registration made by any Holder on a date more than five (5) years after the dosing date of the Company’s initial public offering; (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2, 1.3 or 1.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a single three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act; or (c) the consummation of a Liquidation Event, as that term is defined in the Company’s Restated Certificate of Incorporation (as amended from time to time).
          1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Series B Stock and Series C Stock then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which could result in (i) the Company being required to file its first Registration Statement or (ii) a registration statement with respect to any shares of the Company’s capital stock being declared effective prior to six (6) months after the effective date of the Company’s initial public offerings of its securities pursuant to a registration statement filed under the Securities Act.

     2. ASSIGNMENT AND AMENDMENT.
          2.1 Assignment. Notwithstanding anything herein to the contrary, the registration rights of a Holder under Section 1 hereof may be assigned only to: (a) a party who acquires at least 100,000 shares of Preferred Stock and/or an equivalent number (on an as converted basis) of Registrable Securities issued upon conversion thereof or (b) a partner, limited partner, affiliate (a person or entity controlling, controlled by or under common control with a Holder, where control means majority voting control) of a Holder, member or former member; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided, further, that any such assignee of such rights is not deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor of the Company; and provided, further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2. Notwithstanding the foregoing, assignments may be made without the Company’s consent or obtaining the minimum number of shares of Registrable Securities noted above if the assignment is to a partner, limited partner, affiliate, member or former member.
          2.2 Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Preferred Stock and/or Conversion Stock representing and/or convertible into a majority of all the Investors’ Shares (as defined below); provided, however, that the piggyback registration rights granted to the Founders under Section 1.3 of this Agreement may not be eliminated or materially and adversely changed without the written consent of persons holding a majority of the Founders’ Shares; provided, further, that the piggyback registration rights granted to the Additional Holders under Section 1.3 of this Agreement may not be eliminated or materially and adversely changed without the written consent of persons holding a majority of the Additional Holders’ Shares. As used herein, the term “Investors’ Shares” shall mean the shares of Common Stock then issued or issuable upon conversion of all then outstanding shares of Preferred Stock plus all then outstanding shares of Conversion Stock that were issued upon the conversion of any shares of Preferred Stock. Any amendment or waiver effected in accordance with this Section 2.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.
     3. GENERAL PROVISIONS.
          3.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:
               (i) if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto;
               (ii) if to the Company, marked “Attention: President”, at 550 East Timpanogos Circle, Orem UT 84097;
               (iii) if to a Founder, at such Founder’s address as set forth on Exhibit B hereto.
          3.2 Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede the Prior Rights Agreement and any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement will amend and restate the Prior Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Prior Rights Agreement.
          3.3 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THAT BODY OF LAWS PERTAINING TO CONFLICT OF LAWS.
          3.4 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
          3.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

          3.6 Successors and Assigns. Subject to the provisions of Section 2.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.
          3.7 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.
          3.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
          3.9 Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.
          3.10 Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          3.11 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.
          3.12 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
          3.13 Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date and year first written above.

THE COMPANY: OMNITURE, INC.
Name:	/s/ Joshua G. James
Joshua G. James
Chief Executive Officer

[Signature Page to Amended and Restated Registration Rights Agreement]

INVESTORS: BAVP VII, L.P.
By:	BA Venture Partners VII, LLC, its General Partner

By:	/s/ Rory O'Driscoll

Name:	Rory O'Driscoll

Title:	Managing Member

INVESTORS: Hummer Winblad Venture Partners V, L.P., as nominee for Hummer Winblad Venture Partners V, L.P. and Hummer Winblad Venture Partners V-A, L.P. by: Hummer Winblad Equity Partners V, L.L.C.,

General Partner
By:	/s/ Todd Forrest
Todd Forrest
its Chief Financial Officer

ADDITIONAL HOLDER: SILICON VALLEY BANK
By:	/s/ Bruce Helberg
Name:	Bruce Helberg
Title:	Vice President

EXHIBIT A
Investors
Name and Address

David Fraser Bullock	M&S Investments, LLC.

Roger B. McOmber	John E. Richards

Martin Culver	Bradley Larkin

Richard M. Knapp	Peter Richards

Scott W. Frazier	Ty D. Mattingly

Redlitz Family Trust ID #95-6579773	E. Jeffrey Smith

Edwin H. Adams	David B. Allen

Keith Leavitt	Peter D. Harrison

Sunridge Development Corp.	D. Todd Shepherd

James E. Sheffield	Mark C. Hendricks

Brent Robinson	Andrew Dischman

Stanford J. Ricks	Ben Dummar

Shawn K. O’Neill	Alpine Securities, FBO J. Anthony Antonelli

Lindorf Angel Investments LLC	Vintage Estates LLC

Stephen W. Gibson, Trustee for Stephen W. Gibson Trust dated 06/25/91	David Timpson

Name and Address

Nathan Ricks, Trustee of the J.T. Management, Inc. Emp. Ret. Plan	VeriSign Capital Management, Inc.
487 Middlefield Road, Building 2
Mountain View, CA 94043
Attn: General Counsel

F&W Investments 1999	University Opportunity Fund, LLC
c/o Fenwick & West LLP	299 South Main Street, Suite 900
Silicon Valley Center	Salt Lake City, UT 84111
801 California, Mountain View, CA 94041	Attn: Jared Hutchings

Beverly Parenti	Hummer Winblad Venture Partners V, L.P.
1 Lombard Street
San Francisco, CA 94111
Attn: Todd Forrest

G&J Capital Management	The Board of Trustees of the Leland
Stanford Junior University (Daper1)
Stanford Management Company
2770 Sand Hill Road
Menlo Park, CA 94025
TPP Capital Advisors Ltd.	Attn: Tyler Edelstein

Margaret B. Horne Family Revocable Trust dated October 16, 1992	F&W Investments LLC — Series 2004
Silicon Valley Center
801 California St., Mountain View, CA 94041

Kyle Bowen Love, Trustee of KCL NACT Unitrust dtd 11/16/94	DoubleClick Inc.
111 Eighth Avenue
New York, NY 10011
Fax: 212-683-0001
Attention: General Counsel

Frank Johnson	BAVP VII, L.P.
950 Tower Lane, Suite 700
Foster City, CA 94404

Edward and Valerie Johnson

University Opportunity Affiliates Fund, LLC	Attractor Ventures LLC
299 South Main Street, Suite 900	1440 Chapin Ave., Suite 201
Salt Lake City, UT 84111	Burlingame, CA 94010
Attn: Jared Hutchings	Attention: Harvey Allison

Attractor QP LP	Attractor LP
1440 Chapin Ave., Suite 201	1440 Chapin Ave., Suite 201
Burlingame, CA 94010	Burlingame, CA 94010
Attention: Harvey Allison	Attention: Harvey Allison

Name and Address

Attractor Institutional LP	Arc Securities Ltd
1440 Chapin Ave., Suite 201	La Corvee House, La Corvee, Alderney
Burlingame, CA 94010	Channel Islands, GY93Tq
Attention: Harvey Allison	Admin. Office:
47 Strand Street, Suite 401, Cape Town 8001

Francis Chen	Levinthal/Schlein Family Trust

Monarch Partners, LLC	Shawn & Shannon O’Neill

WS Investment Company, LLC (2005C)	Beverly Parenti
650 Page Mill Road
Palo Alto, CA 94304-1050

Dragon Development, LLC	The Lynch Family Trust Agreement dated the 15th day of May, 2005, Morgan I. Lynch and Rachelle Lynch, Trustees

EXHIBIT B
Founders
Name and Address

Joshua G. James
Cocolalla, LLC
Erutinmo, LLC
Joseph F. Ollivier
The John Pestana Variable Charitable Trust, an irrevocable trust

EXHIBIT C
Additional Holders
Name and Address

3i Technology Partners II LP
275 Middlefield Road
Menlo Park, CA 94025
3i Global Technology 2004-06 LP
275 Middlefield Road
Menlo Park, CA 94025
3i Pan European Technology 2004-06 LP
275 Middlefield Road
Menlo Park, CA 94025
Mayflower LP
275 Middlefield Road
Menlo Park, CA 94025
Crosslink Ventures IV, L.P.
Two Embarcadero Center, Suite 2200
San Francisco, CA 94111
Crosslink Omega Ventures IV GmbH & Co. KG
Two Embarcadero Center, Suite 2200
San Francisco, CA 94111
Offshore Crosslink Omega Ventures IV (Cayman Islands Unit Trust)
Two Embarcadero Center, Suite 2200
San Francisco, CA 94111
Omega Bayview IV, LLC
Two Embarcadero Center, Suite 2200
San Francisco, CA 94111
Crosslink Crossover Fund IV, L.P.
Two Embarcadero Center, Suite 2200
San Francisco, CA 94111
Battery Ventures VII, L.P.
20 William Street, Suite 200
Wellesley, MA 02481
Battery Investment Partners VII, LLC
20 William Street, Suite 200
Wellesley, MA 02481
Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054